Exhibit 99.1

Gopher Protocol Inc. Introduces New

Social Media Game, "PUZPIX"

July 27, 2016

SAN DIEGO, CA—(Marketwired - Jul 27, 2016) - Gopher Protocol Inc. ( OTCQB : GOPH) ("Gopher" and the "Company"), a development-stage Company which specializes in the development of real-time, heuristic-based mobile technologies, and its partners, Guardian Patch LLC and Alpha EDA, LLC, announced today that they have completed the design and construction of version I of PUZPIX, a unique social media game based on their GOPHERINSIGHT™ integrated circuit technology.

PUZPIX (version I) is a social media game, where a user posts pictures to friends or to the user base and the recipients may solve the posted pictures as a nine (9) piece puzzle with a designated time to assemble the puzzle in order to capture a score. As a user's puzzle skills improve, the system automatically increases puzzle challenge levels. The Company also intends to develop a version II of PUZPIX, which if developed, would include a GPS base tracking technology. The Company envisions that the inclusion of such a tracking technology in PUZPIX might even require users to venture outdoors in order to find and collect puzzle pieces. Upon the Company and its partner's launching the GopherInsight™ integrated circuit technology, the Company also hopes to develop a version III of PUZPIX to include domestic / international exchanges of puzzle pieces that could be shared worldwide.

"This entertainment byproduct of our technology illustrates the potential for additional products that might be introduced by the Company in the future. We are extremely excited about it," said Dr. Rittman, the CTO of the Company.

The PUZPIX test version works with the Company's mobile app, which can be downloaded for free at the Apple Store (and on Google Play within the next two weeks) under the name "PUZPIX". As a courtesy to the public, the Company previously released the Guardian Patch app to provide users with live views of the Guardian Patch units during testing.

PUZPIX is protected through a patent in connection with the Company's development of a system, method and software application for mobile database management and sharing over a private, secured network. The patent contemplates that a system will manage databases of all types including media, textual, graphical and secured communication information. The system will work with a proprietary integrated circuit (IC) within mobile devices. Working together with the IC and the mobile software application, it is the intent that the system will share all mobile database types with all other, same mobile ICs that are installed on other mobile devices, worldwide, via its own private, secured, encrypted protocol. The Company will announce the activation of the PUZPIX.COM website.

About Guardian Patch

The Guardian Patch (the "Patch"), potentially arriving in consumer markets in 2017, is a unique location technology that works with or without GPS. The Patch is a "stick-on" device that provides its users with the capability to protect and track objects, a loved-one or even a pet, through a mobile application. Download the Patch app, register your patch, and track it on your mobile device or on our designated website. Register the Patches of your family members and friends to receive alerts in the event of an emergency. Peel the Patch off and the Patch acts as a beacon, sending out a signal and notifying anyone who has registered the user's Patch.

About Gopher Protocol Inc.

Gopher Protocol Inc. ( OTCQB : GOPH ) ("Gopher" and the "Company") (http://gopherprotocol.com/) is a development-stage company developing a real-time, heuristic-based mobile technology. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that will run on a server. The system contemplates the creation of a global network. Gopher believes this will be the first system that is developed using a human, heuristic-based analysis engine. Since the core of the system will be its advanced microchip technology that will be capable of being installed in any mobile device worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the microchip by providing mobile technology for computing power enhancement, advanced mobile database management/sharing and other additional mobile features.

Corporate Site: http://gopherprotocol.com

Press page/ press kit - http://gopherprotocol.com/?page_id=228

Consumer and product website for Guardian Patch: http://www.guardianpatch.com/.

Forward-Looking Statements

Certain statements contained in this press release may constitute "forward-looking statements". Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.